PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 40 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                     Dated April 22, 2005
                                                                  Rule 424(b)(3)

                                   $8,150,000
                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                            Senior Fixed Rate Notes

                                   ---------

                1% Capital Protected Notes due October 30, 2010
               Based on the Value of the S&P MidCap 400(R) Index

The notes will pay at maturity the principal amount of $5, plus a supplemental redemption amount, if any, based on the average performance of the S&P MidCap 400(R) Index as determined on six specified dates over the term of the notes. In no event, however, will the payment at maturity be less than the principal amount of $5.

o    The principal amount and issue price of each note is $5.

o We will pay 1% interest per year (equivalent to $.05 per year) on the $5 principal amount of each note. Interest will be paid semi-annually, beginning October 30, 2005.

o At maturity, you will receive per note the principal amount of $5 plus the supplemental redemption amount, if any. The supplemental redemption amount will be equal to the amount by which the index-linked performance amount exceeds $.2754, the total amount of interest payable over the term of the notes, which we refer to as the minimum return on the notes.

     o The index-linked performance amount is equal to $5 multiplied by the percentage change in the final average index value over the initial index value.

     o The initial index value is 634.54, the closing value of the index on April 22, 2005, the day we priced the notes for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the S&P MidCap 400 Index on October 30, 2005, October 30, 2006, October 30, 2007, October 30, 2008, October 30, 2009 and October 28, 2010.

o If the index-linked performance amount is less than or equal to the minimum return on the notes, you will receive only the principal amount of the notes at maturity and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the S&P MidCap 400 Index or its component stocks.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the notes is "MST."

o    The CUSIP number for the notes is 61746Y478.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-8.


                               ------------------
                               PRICE $5 PER NOTE
                               ------------------

                       Price to           Agent's               Proceeds to
                       Public(1)       Commissions(2)           Company(1)
                       ---------       --------------           -----------

Per note............     $5.000             $.125                 $4.875
Total...............   $8,150,000         $203,750              $7,946,250

---------
(1)  Plus accrued interest, if any, from the original issue date.
(2) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the S&P MidCap 400(R) Index, which we refer to as the S&P MidCap Index. These notes combine features of debt and equity by offering interest payments of 1% per year on the principal amount of each note and, at maturity, repayment of the issue price and the opportunity to participate in the upside potential of the underlying Index as measured by the supplemental redemption amount.

     "Standard & Poor's(R)," "S&P(R)" and "S&P MidCap 400(R)"are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each note costs $5               We, Morgan Stanley, are offering you 1%
                                 Capital Protected Notes due October 30, 2010
                                 Based on the Value of the S&P MidCap 400(R)
                                 Index, which we refer to as the notes. The principal amount and issue price of each note is $5.

                                 The issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

1% interest on the principal     We will pay interest at a rate of 1% of the
amount                           principal amount of each note per year.
                                 Interest will be paid semi-annually on April
                                 30 and October 30, beginning October 30, 2005.

Payment at maturity              At maturity, you will receive for each note
                                 the principal amount of $5 per note and the final semi-annual interest payment on the notes, plus a supplemental redemption amount equal to the amount, if any, by which (i) the index-linked performance amount exceeds (ii) the minimum return on the notes, as described below. The index-linked performance amount is based on the percentage change in the final average index value over the initial index value. The initial index value is 634.54, the closing value of the S&P MidCap Index on April
                                 22, 2005, the day we priced the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the S&P MidCap Index on October 30, 2005, October 30, 2006, October
                                 30, 2007, October 30, 2008, October 30, 2009
                                 and October 28, 2010, which we refer to as the determination dates. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $5.

                                         Minimum Return on the Notes

                                 The minimum return on the $5 principal amount of each note is $.2754, which represents the total interest payments of 1% per year payable over the term of the notes. You must hold the notes until maturity to realize the minimum return.

                                       Payment at Maturity Linked to the
                                             S&P MidCap 400 Index

                                 We will pay you $5 per note at maturity, plus the supplemental redemption amount, if any.

                                 The supplemental redemption amount will be equal to the amount by which


                                 o  the index-linked performance amount

                                 exceeds

                                 o  $.2754, the minimum return on the notes

                                 where

                                 Index-linked        (Final Average Index Value - InitialIndex Value)
                                                     ------------------------------------------------
                                 Performance  = $5 x                Initial Index Value
                                   Amount

                                 and

                                                  634.54, the closing value of
                                 Initial Index    the S&P MidCap Index on April
                                    Value      =  22, 2005, the day we priced
                                                  the notes for initial sale to
                                                  the public

                                 Final Average    the arithmetic average of the
                                  Index Value  =  index closing values on the
                                                  determination dates as
                                                  calculated by the calculation
                                                  agent on the final
                                                  determination date

                                 Determination    October 30, 2005, October 30,
                                    Dates      =  2006, October 30, 2007,
                                                  October 30, 2008, October 30,
                                                  2009 and October 28, 2010, in
                                                  each case subject to
                                                  adjustment in the event of
                                                  certain market disruption
                                                  events

                                 If the index-linked performance amount does not exceed the minimum return on the notes, you will not receive any supplemental redemption amount. The minimum return amount on each $5 principal amount of notes is $.2754, which is the total amount of interest payments payable per note. On PS-7, we have provided examples of hypothetical payouts on the notes.

                                 You can review the historical values of the S&P MidCap Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P MidCap Index is not reflected in the level of the S&P MidCap Index and, therefore, has no effect on the calculation of the payment at maturity.

The S&P MidCap 400 Index         The S&P MidCap Index is a stock index
                                 calculated, published and disseminated daily by Standard & Poor's Corporation and measures the performance of the medium capitalization segment of the U.S. equity markets. For further information regarding the S&P MidCap
                                 Index, see "Description of Notes--The S&P
                                 MidCap 400 Index."

MS & Co. will be the             We have appointed our affiliate, Morgan
calculation agent                Stanley & Co. Incorporated, which we refer
                                 to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                                 will determine the initial index value, the index closing values, the final average index value, index-linked performance amount and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as     The notes will be treated as "contingent
contingent payment debt          payment debt instruments" for U.S. federal
instruments for U.S. federal     income tax purposes, as described in the
income tax purposes              section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.
                                 Please read carefully the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non- U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as tax consequences under the laws of any state, local or foreign jurisdiction.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series F medium-term note program. You can
                                 find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of
                                 Notes--Floating Rate Notes" and "--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices."

                                 Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is sufficiently greater than the initial index value, for each $5 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $5. The supplemental redemption amount is the amount by which the index-linked performance amount exceeds the minimum return on the notes. The minimum return is the aggregate of interest payable over the term of the notes. The index-linked performance amount will be calculated on the final determination date and is equal to the product of $5 times the percentage, if any, by which the final average index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated, based on a hypothetical initial index value of 650. The example below excludes any payments of interest on the notes.

Example:

The final average index value is 50% greater than the initial index value.

Initial Index Value:  650
Final Average
  Index Value:        975
Minimum Return:       $.2754 (1% interest payable over the term of the notes)

                                                    975 - 650
      Index-Linked Performance    =   $5     x    --------------   =   $2.50
      Amount per note                                  650

      Supplemental Redemption     =   $2.50  -       $.2754        =   $2.2246
      Amount per note

     In the example above, the total payout at maturity per note will equal $7.2246, which is the sum of the principal amount of $5 and a supplemental redemption amount of $2.2246.

     The index-linked performance amount, if any, is based on the final average index value, which equals the arithmetic average of the closing values of the S&P MidCap Index on six determination dates over the term of the notes. Because the value of the S&P MidCap Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P MidCap Index over the term of the notes on the amount payable to you at maturity. However, the S&P MidCap Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the six determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value. The following examples do not take into account any payments of interest on the notes.

     These examples are based on 100% principal protection, a hypothetical initial index value of 650, an issue price per note of $5 and a minimum return of $.2754.

                                       --------------------------------------------------------------------------
                                       Example 1          Example 2           Example 3           Example 4
                                       --------------------------------------------------------------------------
                                       Index Closing      Index Closing       Index Closing       Index Closing
                                            Value              Value               Value               Value
                                       --------------------------------------------------------------------------
1st Determination Date                       700                 600                 700                 625
2nd Determination Date                       750                 550                 750                 600
3rd Determination Date                       800                 500                 800                 575
4th Determination Date                       850                 450                 850                 550
5th Determination Date                       900                 400                 650                 725
Final Determination Date                     950                 350                 600                 885
----------------------------------------------------------------------------------------------------------------
Final Average Index Value:                   825                 475                 725                 660
----------------------------------------------------------------------------------------------------------------
Index-Linked Performance Amount:            $1.3462              $.00                $.5769              $.0769
----------------------------------------------------------------------------------------------------------------
Supplemental Redemption Amount:             $1.0708              $.00                $.3015              $.00
----------------------------------------------------------------------------------------------------------------
Payout at maturity on a $5                  $6.0708             $5.00               $5.3015             $5.00
investment:
----------------------------------------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date. Consequently, the final average index value of 825 is lower than the index closing value of 950 on the final determination date. The index-linked performance amount is $1.3462, and when the minimum return is subtracted, the supplemental redemption amount is $1.0708. At maturity, for each note the investor receives $6.0708, the sum of the principal amount of $5 and the supplemental redemption amount of $1.0708. The return on the notes at maturity represents a 21.42% increase above the issue price, which is less than the simple index return of 46.15% over the term of the notes.

o In Example 2, the index closing value decreases on each determination date. Consequently, the final average index value of 475 is higher than the index closing value of 350 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $5 for each note at maturity, even though the index return declines 53.85% over the term of the notes.

o In Example 3, the index closing value reaches a high of 850 on the fourth determination date and declines on subsequent determination dates. At maturity, the final average index value of 725 is higher than the index closing value of 600 on the final determination date. The index-linked performance amount is $.5769, and when the minimum return is subtracted, the supplemental redemption amount is $.3015. For each note the investor receives $5.3015, the sum of the principal amount of $5 and the supplemental redemption amount of $.3015 at maturity. The return on the notes at maturity represents a 6.03% increase above the issue price, even though the index declines 7.69% over the term of the notes.

o In Example 4, the index closing value declines on each of the first four determination dates to a low of 550 and increases on subsequent determination dates. At maturity, the final average index value of 660 is less than the index value of 885 on the final determination date and more than the initial index value of 650. The index-linked performance amount $.0769, but since the minimum return is greater than the index linked performance amount, there is no supplemental redemption amount, and the investor receives only the principal amount of $5 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 36.15% over the term of the notes.

You can review the historical values of the S&P MidCap Index for the period from January 1, 2000 through April 22, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the S&P MidCap Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the S&P MidCap Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than      We will pay interest at a rate of 1% on the
interest on ordinary notes       principal amount of each note per year. The
                                 interest rate is lower than the interest rate that we would pay on non-index linked notes maturing at the same time as the notes.
                                 Furthermore, because the supplemental
                                 redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although the notes have been
                                 approved for listing on the American Stock
                                 Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                 currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes will   Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o the value of the S&P MidCap Index at any time and on specific determination dates

                                 o    the volatility (frequency and magnitude
                                      of changes in value) of the S&P MidCap
                                      Index

                                 o    interest and yield rates in the market

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the S&P MidCap
                                      Index or stock markets generally and that may affect the final average index value

                                 o the time remaining to the maturity of the notes

                                 o    the dividend rate on the stocks
                                      underlying the S&P MidCap Index

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the S&P MidCap Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the S&P MidCap Index based on its historical performance. In addition, there can be no assurance that the final average index value will increase by more than approximately 5.51% from the initial index value so that you will receive at maturity any supplemental redemption amount in addition to the principal amount of $5.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the issue             which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the issue price, since the issue
                                 price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to investing in the   investing in the S&P MidCap Index or
S&P MidCap 400 Index             its component stocks. The payout you receive
                                 at maturity on the notes will be based on the closing value of the S&P MidCap Index on the determination dates. It is possible for the final average index value to be lower than the initial index value even if the value of the S&P MidCap Index at maturity is higher than the initial index value. A decrease in the value of the S&P MidCap Index on any one determination date could more than offset any increases in the value of the S&P MidCap Index on the other determination dates.

Adjustments to the S&P MidCap    The Standard & Poor's Corporation, which we
400 Index could adversely        also refer to as S&P, is responsible for
affect the value of              calculating and maintaining the S&P MidCap
the notes                        Index. S&P can add, delete or substitute the
                                 stocks underlying the S&P MidCap Index or make other methodological changes that could change the value of the S&P MidCapIndex. S&P may discontinue or suspend calculation or dissemination of the S&P MidCap Index. Any of these actions could adversely affect the value of the notes.

                                 S&P may discontinue or suspend the calculation or publication of the S&P MidCap Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P MidCap Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the S&P MidCap Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P MidCap Index last in effect prior to discontinuance of the S&P MidCap Index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P MidCap
                                 Index.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are               adverse to your interests as an investor in
potentially adverse to           the notes.
your interests
                                 As calculation agent, MS & Co. will determine the initial index value, the index closing values and the final average index value and calculate the index-linked performance amount and the supplemental redemption amount, if any, you will receive at maturity.
                                 Determinations made by MS & Co., in its
                                 capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P MidCap Index, may affect the payout to you at maturity. See the sections of this pricing supplement called
                                 "Description of Notes--Market Disruption
                                 Event" and "--Discontinuance of the S&P MidCap
                                 400 Index; Alteration of Method of
                                 Calculation."

                                 The issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out and will continue to carry out
its affiliates could             hedging activities related to the notes (and
potentially adversely affect     possibly to other instruments linked to the
the value of the S&P MidCap      S&P MidCap Index or its component stocks),
400 Index                        including trading in the stocks underlying the
                                 S&P MidCap Index as well as in other
                                 instruments related to the S&P MidCap Index.
                                 MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P
                                 MidCap Index and other financial instruments related to the S&P MidCap Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the value at which the S&P MidCap Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the S&P MidCap Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes.  The notes
instruments for U.S. federal     will be treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will generally be
                                 subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $5 principal amount of any of our 1% Capital Protected Notes Due October 30, 2010 Based on the Value of the S&P MidCap 400 Index(R). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount........    $8,150,000

Original Issue Date
(Settlement Date).................    April 27, 2005

Maturity Date.....................    October 30, 2010, subject to extension in
                                      the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index
                                      Value.

                                      If, due to a Market Disruption Event or
                                      otherwise, the final Determination Date
                                      is postponed so that it falls less than
                                      two scheduled Trading Days prior to the
                                      scheduled Maturity Date, the Maturity
                                      Date will be the second scheduled Trading
                                      Day following the final Determination
                                      Date as postponed. See "--Determination
                                      Dates" below.

Interest Rate.....................    1% per year (equivalent to $.05 per year
                                      per Note).

Interest Payment Dates............    Each April 30 and October 30, commencing
                                      October 30, 2005 to and including the
                                      Maturity Date.

                                      If the scheduled Maturity Date is
                                      postponed due to a Market Disruption
                                      Event or otherwise, we will pay interest on the Maturity Date as postponed rather than on October 30, 2010, but no interest will accrue on the Notes or on such payment during the period from or after the scheduled Maturity Date.

Record Date.......................    The Record Date for each Interest Payment
                                      Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business
                                      Day.

Specified Currency................    U.S. dollars

CUSIP Number......................    61746Y478

Minimum Denominations.............    $5

Issue Price.......................    $5 (100%)

Maturity Redemption Amount........    At maturity, upon delivery of the Notes
                                      to the Trustee, we will pay with respect to the $5 principal amount of each Note an amount in cash equal to $5 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                      We shall, or shall cause the Calculation
                                      Agent to, (i) provide written notice to
                                      the Trustee and to The Depository Trust
                                      Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $5 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity

                                      Date (but if such Trading Day is not a
                                      Business Day, prior to the close of
                                      business on the Business Day preceding
                                      the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount....    The Supplemental Redemption Amount is
                                      equal to the amount, if any, by which (i) the Index-linked Performance Amount exceeds (ii) $.2754, which is the total amount of interest payable over the term of the Notes, including on the Maturity
                                      Date.

Index-linked Performance Amount...    The Index-linked Performance Amount is
                                      equal to (i) $5 times (ii) the Index
                                      Percent Change. The Calculation Agent
                                      will calculate the Index-linked
                                      Performance Amount on the final
                                      Determination Date.

Index Percent Change..............    The Index Percent Change is a fraction,
                                      the numerator of which will be the Final
                                      Average Index Value minus the Initial
                                      Index Value and the denominator of which will be the Initial Index Value. The
                                      Index Percent Change is described by the following formula:

                             (Final Average Index Value - Initial Index Value)
                             -------------------------------------------------
                                              Initial Index Value

Initial Index Value...............    634.54, the Index Closing Value on April
                                      22, 2005, the day we priced the Notes for initial sale to the public.

Final Average Index Value.........    The arithmetic average of the Index
                                      Closing Values on the six Determination
                                      Dates, as calculated by the Calculation
                                      Agent on the final Determination Date.

Index Closing Value...............    The Index Closing Value on any Trading
                                      Day will equal the closing value of the
                                      S&P MidCap Index or any Successor Index
                                      (as defined under "--Discontinuance of
                                      the S&P MidCap 400 Index; Alteration of
                                      Method of Calculation" below) published
                                      at the regular weekday close of trading
                                      on that Trading Day. In certain
                                      circumstances, the Index Closing Value
                                      will be based on the alternate
                                      calculation of the S&P MidCap Index
                                      described under "--Discontinuance of the
                                      S&P MidCap 400 Index; Alteration of
                                      Method of Calculation."

                                      In this "Description of Notes,"
                                      references to the S&P MidCap Index will
                                      include any Successor Index, unless the
                                      context requires otherwise.

Determination Dates...............    The Determination Dates will be October
                                      30, 2005, October 30, 2006, October 30,
                                      2007, October 30, 2008, October 30, 2009
                                      and October 28, 2010, in each case
                                      subject to adjustment for non-

                                      Trading Days or Market Disruption Events as described in the following paragraph.

                                      If any of the first five scheduled
                                      Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the S&P MidCap Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently comprising the S&P MidCap Index.

                                      If October 28, 2010 (the final scheduled
                                      Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.......................    A day, as determined by the Calculation
                                      Agent, on which trading is generally
                                      conducted on the New York Stock Exchange,
                                      Inc. ("NYSE"), the American Stock
                                      Exchange LLC ("AMEX"), the Nasdaq
                                      National Market, the Chicago Mercantile
                                      Exchange and the Chicago Board of Options
                                      Exchange and in the over-the-counter
                                      market for equity securities in the
                                      United States.

Book Entry Note or
Certificated Note.................    Book Entry. The Notes will be issued in
                                      the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and
                                      "Form of Securities--Global
                                      Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note.................    Senior

Trustee...........................    JPMorgan Chase Bank, N.A. (formerly known
                                      as JPMorgan Chase Bank)

Agent.............................    Morgan Stanley & Co. Incorporated and its
                                      successors ("MS & Co.")

Market Disruption Event...........    Market Disruption Event means, with
                                      respect to the S&P MidCap Index, the
                                      occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P MidCap Index
                                      (or the Successor Index) on the Relevant
                                      Exchanges for such securities for more
                                      than two hours of trading or during the
                                      one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P
                                      MidCap Index (or the Successor Index)
                                      during the last one-half hour preceding
                                      the close of the principal trading
                                      session on such Relevant Exchange are
                                      materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P MidCap Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                      For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P MidCap Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P MidCap Index shall be based on a comparison of (x) the portion of the value of the S&P MidCap Index attributable to that security relative to
                                      (y) the overall value of the S&P MidCap
                                      Index, in each case immediately before
                                      that suspension or limitation.

                                      For purposes of determining whether a
                                      Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P MidCap Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P MidCap Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P MidCap Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.................    Relevant Exchange means the primary
                                      exchange or market of trading for any
                                      security then included in the S&P MidCap
                                      Index or any Successor Index.

Alternate Exchange
  Calculation
  in Case of an Event
  of Default .....................    In case an event of default with respect
                                      to the Notes shall have occurred and be
                                      continuing, the amount declared due and
                                      payable for each Note upon any
                                      acceleration of the Notes (the
                                      "Acceleration Amount") will be equal to
                                      (i) accrued but unpaid interest to but
                                      excluding the date of acceleration plus
                                      (ii) the Maturity Redemption Amount
                                      determined (A) as though the Index
                                      Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing
                                      Value on the date of acceleration and (B) by subtracting $.2754, the total amount of interest that would have been payable over the term of the Notes notwithstanding the acceleration of the
                                      Notes, from the Index-linked Performance
                                      Amount to derive the Supplemental
                                      Redemption Amount.

                                      If the maturity of the Notes is
                                      accelerated because of an event of
                                      default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent.................    MS & Co.

                                      All determinations made by the
                                      Calculation Agent will be at the sole
                                      discretion of the Calculation Agent and
                                      will, in the absence of manifest error,
                                      be conclusive for all purposes and
                                      binding on you, the Trustee and us.

                                      All calculations with respect to the
                                      Initial Index Value, the Index Closing
                                      Values, the Final Average Index Value,
                                      the Supplemental Redemption Amount, if
                                      any, and the Index-Linked Performance
                                      Amount will be made by the Calculation
                                      Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                      Because the Calculation Agent is our
                                      affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Index-linked Performance Amount, the Supplemental Redemption Amount, if any, or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P MidCap 400 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P MidCap 400 Index..........    We have derived all information contained
                                      in this pricing supplement regarding the S&P MidCap Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P MidCap Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                      The S&P MidCap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P MidCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. S&P chooses companies for inclusion in the S&P MidCap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely held and the Market Value and trading activity of the common stock of that company.

                                      The S&P MidCap Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap Index reflects the total Market Value of all 400 Component Stocks relative to the S&P MidCap Index's base period of June 28, 1991 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                      The actual total Market Value of the
                                      Component Stocks during the Base Period
                                      has been set equal to an indexed value of
                                      100. This is often indicated by the
                                      notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap Index, it is the only link to the original base period value of the S&P MidCap Index. The Index Divisor keeps the S&P MidCap Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap Index ("Index
                                      Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

                                      To prevent the value of the S&P MidCap
                                      Index from changing due to corporate
                                      actions, all corporate actions which
                                      affect the total Market Value of the S&P
                                      MidCap Index require an Index Divisor
                                      adjustment. By adjusting the Index
                                      Divisor for the change in total Market
                                      Value, the value of the S&P MidCap Index remains constant. This helps maintain the value of the S&P MidCap Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap Index does not reflect the corporate actions of individual companies in the S&P MidCap Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P MidCap Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap Index and do not require Index Divisor adjustments.

                                      The table below summarizes the types of
                                      S&P MidCap Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                       Divisor
                                           Type of                                    Adjustment
                                       Corporate Action        Adjustment Factor      Required
                                       ----------------        -----------------      ----------
                                      Stock split           Shares Outstanding
                                       (i.e., 2-for-1)      multiplied by 2; Stock
                                                            Price divided by 2             No

                                      Share issuance        Shares Outstanding plus
                                      (i.e., change > 5%)   newly issued Shares           Yes

                                      Share repurchase      Shares Outstanding minus
                                      (i.e., change > 5%)   Repurchased Shares            Yes

                                      Special cash          Share Price minus
                                        dividends           Special Dividend              Yes

                                                                                       Divisor
                                           Type of                                    Adjustment
                                       Corporate Action        Adjustment Factor      Required
                                       ----------------        -----------------      ----------
                                      Company change        Add new company Market
                                                            Value minus old company
                                                            Market Value                  Yes

                                      Rights offering       Price of parent company
                                                            minus
                                                            Price of Rights
                                                            (  Right Ratio  )             Yes

                                      Spin-Off              Price of parent company
                                                            minus
                                                            Price of Spinoff Co.
                                                            (Share Exchange Ratio)        Yes

                                      Stock splits and stock dividends do not
                                      affect the Index Divisor of the S&P
                                      MidCap Index, because following a split
                                      or dividend both the stock price and
                                      number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                      Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P MidCap Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                      Post-Event Aggregate
                                         Market Value       =  Pre-Event Index Value
                                      -------------------
                                         New Divisor

                                         New Divisor        =  Post-Event Aggregate Market Value
                                                               ---------------------------------
                                                                    Pre-Event Index Value

                                      A large part of the S&P MidCap Index
                                      maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P MidCap Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                      The S&P MidCap Index and S&P's other U.S.
                                      indices will move to a float adjustment
                                      methodology in 2005 so that the indices
                                      will reflect only those shares that are
                                      generally available to investors in the
                                      market rather than all of a company's
                                      outstanding shares. Float adjustment
                                      excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

Discontinuance of the S&P
  MidCap 400 Index;
  Alteration of Method
  of Calculation..................    If S&P discontinues publication of the
                                      S&P MidCap Index and S&P or another
                                      entity publishes a successor or
                                      substitute index that MS&Co., as the
                                      Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a "Successor
                                      Index"), then any subsequent Index
                                      Closing Value will be determined by
                                      reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined.

                                      Upon any selection by the Calculation
                                      Agent of a Successor Index, the
                                      Calculation Agent will cause written
                                      notice thereof to be furnished to the
                                      Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                      If S&P discontinues publication of the
                                      S&P MidCap Index prior to, and such
                                      discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P MidCap Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P MidCap Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P MidCap Index may adversely affect the value of the Notes.

                                      If at any time the method of calculating the S&P MidCap Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P MidCap Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P MidCap Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P MidCap Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the S&P MidCap Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P MidCap Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P MidCap Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information............    The following table sets forth the
                                      published high and low Index Closing
                                      Values, as well as end-of-quarter Index
                                      Closing Values, of the S&P MidCap Index
                                      for each quarter in the period from
                                      January 1, 2000 through April 22, 2005.
                                      The Index Closing Value on April 22, 2005 was 634.54. We obtained the information in the table below from Bloomberg
                                      Financial Markets, without independent
                                      verification.

                                      The historical values of the S&P MidCap
                                      Index should not be taken as an
                                      indication of future performance, and no assurance can be given as to the level of the S&P MidCap Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be sufficiently higher than the Initial Index Value so that you will receive a Supplemental Redemption Amount at maturity.

                                                                   S&P MidCap 400 Index Closing Values
                                                                   -----------------------------------
                                                                   High          Low       Period End
                                                                   ----          ---       ----------
                                      2000
                                      First Quarter...........     499.69        422.54       499.69
                                      Second Quarter .........     505.59        430.94       481.77
                                      Third Quarter...........     548.60        481.77       538.81
                                      Fourth Quarter..........     538.81        479.89       516.76

                                      2001
                                      First Quarter...........     529.42        446.75       459.92
                                      Second Quarter..........     547.06        433.70       519.12
                                      Third Quarter...........     519.12        404.34       432.03
                                      Fourth Quarter..........     514.19        424.26       508.28

                                      2002
                                      First Quarter...........     542.72        485.05       541.10

                                                                   S&P MidCap 400 Index Closing Values
                                                                   -----------------------------------
                                                                   High          Low       Period End
                                                                   ----          ---       ----------
                                      Second Quarter..........     550.38        479.75       489.52
                                      Third Quarter...........     478.57        395.44       407.38
                                      Fourth Quarter..........     450.68        372.88       429.79

                                      2003
                                      First Quarter...........     446.63        385.18       409.47
                                      Second Quarter..........     491.64        411.36       480.21
                                      Third Quarter...........     532.03        481.07       510.42
                                      Fourth Quarter..........     579.47        521.39       576.01

                                      2004
                                      First Quarter...........     615.92        575.91       603.56
                                      Second Quarter..........     616.70        561.57       607.69
                                      Third Quarter...........     600.09        549.51       593.20
                                      Fourth Quarter..........     664.50        583.00       663.31

                                      2005
                                      First Quarter...........     682.42        629.91       658.87

                                      Second Quarter (through                              ------------
                                         April 22, 2005)......     662.42        627.38      634.54

                                      Source: Bloomberg Financial Markets

License Agreement between
   Standard & Poor's
   Corporation and
   Morgan Stanley.................    S&P and Morgan Stanley have entered into
                                      a non-exclusive license agreement
                                      providing for the license to Morgan
                                      Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MidCap
                                      Index, which is owned and published by
                                      S&P, in connection with securities,
                                      including these Notes.

                                      The license agreement between S&P and
                                      Morgan Stanley provides that the
                                      following language must be set forth in
                                      this pricing supplement:

                                      The Notes are not sponsored, endorsed,
                                      sold or promoted by S&P. S&P makes no
                                      representation or warranty, express or
                                      implied, to the holders of the Notes or
                                      any member of the public regarding the
                                      advisability of investing in securities
                                      generally or in the Notes particularly or the ability of the S&P MidCap Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the S&P MidCap Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                      S&P DOES NOT GUARANTEE THE ACCURACY
                                      AND/OR THE COMPLETENESS OF THE S&P MIDCAP
                                      INDEX OR

                                      ANY DATA INCLUDED THEREIN. S&P MAKES NO
                                      WARRANTY, EXPRESS OR IMPLIED, AS TO
                                      RESULTS TO BE OBTAINED BY MORGAN STANLEY,
                                      HOLDERS OF THE NOTES, OR ANY OTHER PERSON
                                      OR ENTITY FROM THE USE OF THE S&P MIDCAP
                                      INDEX OR ANY DATA INCLUDED THEREIN IN
                                      CONNECTION WITH THE RIGHTS LICENSED UNDER
                                      THE LICENSE AGREEMENT DESCRIBED HEREIN OR
                                      FOR ANY OTHER USE. S&P MAKES NO EXPRESS
                                      OR IMPLIED WARRANTIES, AND HEREBY
                                      EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                      MERCHANTABILITY OR FITNESS FOR A
                                      PARTICULAR PURPOSE OR USE WITH RESPECT TO
                                      THE S&P MIDCAP INDEX OR ANY DATA INCLUDED
                                      THEREIN. WITHOUT LIMITING ANY OF THE
                                      FOREGOING, IN NO EVENT SHALL S&P HAVE ANY
                                      LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                      INDIRECT OR CONSEQUENTIAL DAMAGES
                                      (INCLUDING LOST PROFITS), EVEN IF
                                      NOTIFIED OF THE POSSIBILITY OF SUCH
                                      DAMAGES.

                                      "Standard & Poor's(R)," "S&P(R)," "S&P
                                      400(R)," "Standard & Poor's MidCap 400(R)
                                      Index" and "S&P MidCap Index" are
                                      trademarks of Standard & Poor's
                                      Corporation and have been licensed for
                                      use by Morgan Stanley.

Use of Proceeds and Hedging.......    The net proceeds we receive from the sale
                                      of the Notes will be used for general
                                      corporate purposes and, in part, in
                                      connection with hedging our obligations
                                      under the Notes through one or more of
                                      our subsidiaries. The issue price of the Notes includes the Agent's Commissions
                                      (as shown on the cover page of this
                                      pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                      On the date of this pricing supplement,
                                      we, through our subsidiaries or others,
                                      hedged our anticipated exposure in
                                      connection with the Notes by taking
                                      positions in futures contracts on the S&P
                                      MidCap Index. Such purchase activity
                                      could potentially have increased the
                                      value of the S&P MidCap Index, and
                                      therefore effectively increased the level of the S&P MidCap Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the S&P MidCap Index, futures or options contracts or exchange traded funds on the S&P MidCap Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the S&P MidCap Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning
  Plan of Distribution............    Under the terms and subject to the
                                      conditions contained in the U.S.
                                      distribution agreement referred to in the prospectus supplement under "Plan of
                                      Distribution," the Agent, acting as
                                      principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.
                                      The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of $.125 per Note to other dealers, which may include
                                      Morgan Stanley & Co. International
                                      Limited and Bank Morgan Stanley AG. We
                                      expect to deliver the Notes against
                                      payment therefor in New York, New York on April 27, 2005. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                      In order to facilitate the offering of
                                      the Notes, the Agent may engage in
                                      transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the S&P MidCap Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                      General

                                      No action has been or will be taken by
                                      us, the Agent or any dealer that would
                                      permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                      The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and
                                      (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                      Brazil

                                      The Notes may not be offered or sold to
                                      the public in Brazil. Accordingly, the
                                      offering of the Notes has not been
                                      submitted to the Comissao de Valores
                                      Mobiliarios for approval. Documents
                                      relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                      Chile

                                      The Notes have not been registered with
                                      the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                      Hong Kong

                                      The Notes may not be offered or sold in
                                      Hong Kong, by means of any document,
                                      other than to persons whose ordinary
                                      business it is to buy or sell shares or
                                      debentures, whether as principal or
                                      agent, or in circumstances which do not
                                      constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                      Mexico

                                      The Notes have not been registered with
                                      the National Registry of Securities
                                      maintained by the Mexican National
                                      Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                      Singapore

                                      This pricing supplement and the
                                      accompanying prospectus supplement and
                                      prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for
  Pension Plans
  and Insurance Companies.........    Each fiduciary of a pension,
                                      profit-sharing or other employee benefit plan subject to the Employee Retirement
                                      Income Security Act of 1974, as amended
                                      ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                      In addition, we and certain of our
                                      subsidiaries and affiliates, including MS
                                      & Co. and Morgan Stanley DW Inc.
                                      (formerly Dean Witter Reynolds Inc.)
                                      ("MSDWI"), may each be considered a
                                      "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                      We have obtained from the Department of
                                      Labor an exemption from the prohibited
                                      transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                      The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal
  Income Taxation.................    The following summary is based on the
                                      opinion of Davis Polk & Wardwell, our
                                      special tax counsel, and is a general
                                      discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                      o   certain financial institutions;

                                      o   tax-exempt organizations;

                                      o   dealers and certain traders in
                                          securities or foreign currencies;

                                      o   investors holding a Note as part of a
                                          hedging transaction, straddle,
                                          conversion or other integrated
                                          transaction;

                                      o   U.S. Holders, as defined below, whose
                                          functional currency is not the U.S.
                                          dollar;

                                      o   partnerships;

                                      o   nonresident alien individuals who have
                                          lost their United States citizenship
                                          or who have ceased to be taxed as
                                          United States resident aliens;

                                      o   corporations that are treated as
                                          controlled foreign corporations or
                                          passive foreign investment companies;

                                      o   Non-U.S. Holders, as defined below,
                                          that are owned or controlled by
                                          persons subject to U.S. federal
                                          income tax;

                                      o   Non-U.S. Holders for whom income or
                                          gain in respect of a Note is
                                          effectively connected with a trade
                                          or business in the United States; and

                                      o   Non-U.S. Holders who are individuals
                                          having a "tax home" (as defined in
                                          Section 911(d)(3) of the Code) in the
                                          United States.

                                      If you are considering purchasing the
                                      Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                      U.S. Holders

                                      This section only applies to you if you
                                      are a U.S. Holder and is only a brief
                                      summary of the U.S. federal income tax
                                      consequences of the ownership and
                                      disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                      o   a citizen or resident of the United
                                          States;

                                      o   a corporation created or organized in
                                          or under the laws of the United States
                                          or of any political subdivision
                                          thereof; or

                                      o   an estate or trust the income of which
                                          is subject to U.S. federal income
                                          taxation regardless of its source.

                                      The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal
                                      Taxation--Notes--Notes Linked to
                                      Commodity Prices, Single Securities,
                                      Baskets of Securities or Indices" and
                                      "United States Federal Taxation--Backup
                                      Withholding" in the accompanying
                                      prospectus supplement for a full
                                      description of the U.S. federal income
                                      tax and withholding consequences of
                                      ownership and disposition of a contingent payment debt instrument.

                                      In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                      The rate of accrual of OID on the Notes
                                      is the yield at which we would issue a
                                      fixed rate debt, noncontingent instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of

                                      4.5623% compounded semi-annually. Based
                                      on our determination of the comparable
                                      yield, the "projected payment schedule"
                                      for a Note (assuming an issue price of
                                      $5) consists of the stated coupon
                                      payments payable on April 30 and October
                                      30 of each year, beginning October 30,
                                      2005 and a projected amount equal to
                                      $6.1011 due at maturity.

                                      Assuming semi-annual accrual periods
                                      ending on April 30 and October 30 of each year, the following table states the amount of OID that will be deemed to have accrued with respect to a Note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                      TOTAL OID DEEMED
                                                                         OID          TO HAVE ACCRUED
                                                                  DEEMED TO ACCRUE     FROM ORIGINAL
                                                                       DURING         ISSUE DATE (PER
                                                                   CALENDAR PERIOD    NOTE) AS OF END
                                           CALENDAR PERIOD           (PER NOTE)      OF CALENDAR PERIOD
                                           ---------------           ----------      ------------------
                                      Original Issue Date
                                         through December 31,
                                         2005...................       $.1547              $.1547
                                      January 1, 2006 through
                                         December 31, 2006......       $.2357              $.3904
                                      January 1, 2007 through
                                         December 31, 2007......       $.2443              $.6347
                                      January 1, 2008 through
                                         December 31, 2008......       $.2532              $.8879
                                      January 1, 2009 through
                                         December 31, 2009......       $.2626             $1.1505
                                      January 1, 2010 through
                                         October 30, 2010.......       $.2260             $1.3765

                                      The comparable yield and the projected
                                      payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                      Non-U.S. Holders

                                      This section only applies to you if you
                                      are a Non-U.S. Holder. As used herein,
                                      the term "Non-U.S. Holder" means a
                                      beneficial owner of a Note that is for
                                      U.S. federal income tax purposes:

                                      o   a nonresident alien individual;

                                      o   a foreign corporation; or

                                      o   a foreign trust or estate.

                                      Tax Treatment upon Maturity, Sale,
                                      Exchange or Disposition of a Note.
                                      Subject to the discussion below
                                      concerning backup withholding, payments
                                      on a Note by us or a paying agent to a
                                      Non-U.S. Holder and gain realized by a
                                      Non-U.S. Holder on the sale, exchange or other disposition of a Note, will not be subject to U.S. federal income or withholding tax, provided that:

                                      o   such Non-U.S. Holder does not own,
                                          actually or constructively, 10% or
                                          more of the total combined voting
                                          power of all classes of stock of
                                          Morgan Stanley entitled to vote and
                                          is not a bank receiving interest
                                          described in Section 881(c)(3)(A)
                                          of the Code; and

                                      o   the certification required by Section
                                          871(h) or Section 881(c) of the Code
                                          has been provided with respect to the
                                          Non-U.S. Holder, as discussed below.

                                      Certification Requirements. Sections
                                      871(h) and 881(c) of the Code require
                                      that, in order to obtain an exemption
                                      from withholding tax in respect of
                                      payments on the Notes that are, for U.S.
                                      federal income tax purposes, treated as
                                      interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                      Estate Tax. Individual Non-U.S. Holders
                                      and entities the property of which is
                                      potentially includible in such an
                                      individual's gross estate for U.S.
                                      federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been

                                          o    subject to United States federal
                                               withholding tax (even if the
                                               W-8BEN certification requirement
                                               described above were satisfied),
                                               or

                                          o    effectively connected to the
                                               conduct by the holder of a trade
                                               or business in the United
                                               States.

                                      If you are considering purchasing the
                                      Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                      Information Reporting and Backup
                                      Withholding. Information returns may be
                                      filed with the U.S. Internal Revenue
                                      Service (the "IRS") in connection with
                                      the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.